Exhibit 10.1
December 1, 2023

David Berger
[REDACTED]

Re:    Transition and Consulting Agreement (“Agreement”)

Dear David:

This letter sets forth the substance of the transition and consulting agreement (the “Agreement”) that Tandem Diabetes Care, Inc. (the “Company”) is offering to you to aid in your employment transition:

1.Resignation from Officer Roles. You understand and agree that, as of December 31, 2023, you will no longer serve as the Company’s Executive Vice President and Chief Operating Officer, and you will no longer be an officer of the Company for all purposes following that date. Upon request from the Company at any time and from time to time following the date of this Agreement, you agree to promptly (i) resign from any office, directorship or other management position you hold with any subsidiary of the Company, (ii) execute such documents as the Company reasonably requests in connection with any such resignation, (iii) execute such documents as the Company reasonably requests to appoint your successor(s) to any office, directorship or other management position you hold with any subsidiary of the Company, and (iv) provide such assistance as the Company reasonably requests (which may include the execution of documents) with respect to any information statements, annual reports or similar documents needed for any subsidiary in which you currently serve as an officer or director or in another management position (the covenants described in this sentence, collectively, “Subsidiary Assistance Covenants”).

2.Transition Period; Advisory Period.

a.Transition Period. Between now and December 31, 2023 (the “Transition Period”), you will continue to perform your regular duties and agree to transition these duties and responsibilities and perform other tasks as requested by the Company. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. During the Transition Period, your Company stock options and other equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity award agreements. If you are participating in the ESPP, your participation ceases on December 29, 2023, and all contributions for which a purchase has not been completed will be refunded to you.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

b.Advisory Period. Starting January 1, 2024, you will be employed on a part-time basis until June 30, 2024 (the “Advisory Period”), unless earlier terminated by either party (such date your employment actually terminates, the “Separation Date”). During the Advisory Period, you agree to provide part-time advisory services to the Company in any area of your expertise, including but not limited to, providing strategic advice and counseling as requested by the Company’s Chief Executive Officer, Chief Financial Officer or any other executive officer designated by either of the foregoing, and completing other assignments as requested (the “Advisory Services”). You agree to exercise the highest degree of professionalism and use your expertise and creative talents in performing these services. You agree to make yourself available to perform such Advisory Services during the Advisory Period on an as-needed basis. You will not be required to report to the Company’s offices during the Advisory Period, except as specifically requested by the Company. You will have no responsibilities or authority except as a part-time employee advising the Company. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Company’s Chief Executive Officer. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s Chief Executive Officer, in writing, to do so. In the event you are contacted by a third-party regarding Company business during the Advisory Period, you shall forward the communication to the Company’s Chief Executive Officer, or if the contact is by telephone, you shall tell the caller to contact the Chief Executive Officer. During the Advisory Period, you will be compensated for your Advisory Services at a base salary rate of $29,139.33 per month (the “Advisory Rate”), subject to applicable withholdings and deductions, and paid in accordance with the Company’s regular payroll schedule. In addition, subject to your continued employment through the conclusion of the Advisory Period and fulfillment of the Severance Preconditions below, you will be paid a one-time retention payment equal to $43,709, less applicable withholdings and deductions, within ten (10) business days of the Effective Date of the Separation Date Release. As a part-time employee, you will only be eligible for the employee benefits for which you qualify under the terms and conditions of the Company’s applicable benefit plans and policies or as otherwise required by applicable law. You will remain eligible for your 2023 corporate bonus, minus appropriate withholding and payroll deductions, as determined and paid in the discretion of the Board of Directors consistent with the treatment of the Company’s other Executive Vice Presidents reporting to the Company’s CEO. You acknowledge and agree that you will not be eligible for any corporate bonus for work performed in 2024 or any subsequent year. During the Advisory Period, your Company stock options and other equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity award agreements.

c.During the Transition Period and Advisory Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Proprietary Information Agreement (a copy of which is attached hereto as Attachment A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period and Advisory Period, to the extent specified in such agreement.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

d.Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period and Advisory Period, you are entitled to resign your employment with or without cause or advance notice, and the Company may terminate your employment with or without Cause (as defined below) or advance notice. If before June 30, 2024, the Company terminates your employment without Cause or your employment terminates due to your death or disability, then (i) all remaining payments due to you during the Advisory Period shall be accelerated and paid to you and the vesting of your outstanding equity awards will accelerate as to such number of shares that would have vested through June 30, 2024, and (ii) you will remain eligible for the Severance Benefits (as described below) and entitled to the consideration for Consulting Services under Paragraph 4(d) below, provided that you (or your estate) have satisfied the Severance Preconditions (as set forth below). If before June 30, 2024, you resign your employment for any reason or the Company terminates your employment for Cause, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to the Severance Benefits. For purposes of this Agreement, “Cause” for termination will include (i) any event or condition within the definition of “Cause” under the Equity Plan (defined below) or the Prior Agreement (defined below), (ii) any breach of one or more Subsidiary Assistance Covenants that remains uncured for more than five business days following notice thereof; or (iii) you become employed or engaged to provide services to a third-party or you otherwise engage in any other outside activity that is, or is reasonably likely to create, a conflict of interest with the Company, as determined by the Company in its reasonable and sole discretion.

3.Severance Benefits. Although the Company has no obligation to do so, if you (i) timely sign this Agreement, and allow it to become effective by its terms before the Separation Date, (ii) comply with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period), and (iii) timely execute the Separation Date Release attached as Attachment B within twenty-one (21) calendar days after the Separation Date and allow it to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.Health Insurance; COBRA. Your coverage under the Company’s health insurance plan shall cease on the last date of the month in which the Separation Date occurs (currently anticipated to be June 30, 2024). To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense (subject to the Company’s reimbursement of your COBRA premiums as provided herein). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance if you wish. You will receive the necessary COBRA forms in a separate letter from IGOE Administrative Services, our COBRA administrator. As an additional Severance Benefit provided to you under this Agreement, if you timely elect continued coverage under COBRA, then the Company will pay the COBRA premiums for you and your covered dependent’s current coverage under the Company’s group medical plan until the earliest to occur of: (i) December 31, 2024; (ii) the date you become eligible for group health insurance through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason (the “COBRA Premium Period”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Any coverage under the medical plan beyond the COBRA Premium Period will be solely at your expense. All such coverage will be subject to the terms and conditions of the medical plan documents and applicable law. Should you wish to discontinue the COBRA coverage at any time, you may choose to do so. To do this, you will need to notify IGOE directly.

4.Consulting Relationship. Subject to your fulfillment of items (i) and (ii) of the Severance Preconditions, the Company agrees to retain you, and you agree to provide consulting services for the Company, under the following terms and conditions (the “Consulting Relationship”):

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

a.Consulting Period. The Consulting Relationship will start on the Separation Date and will continue through December 31, 2024, unless the Consulting Relationship has already been terminated earlier under Paragraph 4(f) below (the “Consulting Period”). The Consulting Period can only be extended by a writing signed by you and a duly authorized officer of the Company.

Consulting Services. You agree to provide part-time consulting services to the Company in any area of your expertise, including to provide feedback on quality and audit-related matters, regulatory filings, and clinical study initiatives as requested by the Company’s Chief Executive Officer, Chief Financial Officer or any other executive officer designated by either of the foregoing, and completing other assignments as requested (the “Consulting Services”). You agree to exercise the highest degree of professionalism and use your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis for up to eight (8) hours per month. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures applicable to independent contractors.

b.Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights or as otherwise specified in this Agreement, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

c.Consideration for Consulting Services. During the Consulting Period, you will receive the following consideration:

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

i.Equity Vesting. You were previously granted one or more restricted stock units, performance stock units or options to purchase shares of the Company’s common stock (collectively, “equity awards”), pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan (as amended, the “Equity Plan”). You agree that time-based vesting will cease on the Separation Date with respect to all time-based equity awards held by you as of the Separation Date. However, your change of status from an employee to a consultant (effective as of the Separation Date), and your Consulting Services during the Consulting Period, will constitute “Continuous Service” for purposes of the Equity Plan such that all of your stock options and performance stock units will remain outstanding during the Consulting Period (unless exercised or settled during the Consulting Period in accordance with the terms of the equity awards) and your Continuous Service shall be used for the determination of your satisfaction of any “Final Measurement Date” condition under any outstanding equity awards with performance-based measures; provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the three month anniversary of the Separation Date. Except as otherwise provided herein, all terms, conditions and limitations applicable to your equity awards, including your rights to exercise or otherwise acquire any vested shares, will continue to be subject to the Equity Plan and your applicable grant documents (the “Equity Documents”). For the avoidance of doubt, if you do not enter into the Consulting Relationship for any reason other than due to (i) your death or disability, or (ii) the termination of the Agreement or your employment by the Company without Cause, your “Continuous Service” for purposes of your equity awards will terminate on the Separation Date (if not earlier terminated in accordance with the Equity Plan and the agreements governing your equity awards).

d.Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Company’s Chief Executive Officer. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s Chief Executive Officer, in writing, to do so. In the event you are contacted by a third-party regarding Company business, you shall forward the communication to the Company’s Chief Executive Officer, or if the contact is by telephone, you shall tell the caller to contact the Chief Executive Officer.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

e.Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services; provided, however, that confidential or proprietary information will not include any information that is or becomes part of the public domain through no fault of yours, or that the Company or any of its subsidiaries has previously disclosed to third parties without documented restrictions on use or disclosure. Further, this Agreement will not restrict or prohibit your disclosure of confidential or proprietary information if you are required to do so by court order or other legal process, provided that you notify the Company of such requirement in writing within five (5) business days prior to making such disclosure in order to allow the Company to object. Any and all work product you create in the course and scope of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in and to all inventions, techniques, processes, materials, and other intellectual property developed in the course and scope of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your previously executed Employee Proprietary Information Agreement. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

f.Early Termination of Consulting Period. If, during the Consulting Period, (i) you materially breach this Agreement (including any material breach of any of the representations, warranties or commitments made by you in this Agreement) or your continuing obligations owed to the Company (including but not limited to those in the Employee Proprietary Information Agreement) and you do not cure such breach within ten (10) days following written notice to you; (ii) the Company terminates the Consulting Period for Cause (as defined above); or (iii) you do not timely execute the Separation Date Release by no later than July 21, 2024 and allow it to become effective by its terms, then the Company has the right to immediately terminate the Consulting Period upon written notice to you and cease providing payments and benefits under this Agreement. Additionally, you may terminate the Consulting Period at any time and for any reason upon thirty (30) calendar days’ prior written notice to the Company. The Company may not terminate the Consulting Period before the conclusion of the Consulting Period except as provided in this paragraph. In the event of your death or disability before the conclusion of the Consulting Period your estate will nevertheless receive the consideration for Consulting Services under Paragraph 4(c) above and the other rights to which you are entitled as contemplated by this Agreement.

5.No Other Compensation or Benefits: You acknowledge and agree that as of the date you sign this Agreement, and except for the obligations created by this Agreement, you have been paid all compensation to which you are entitled in connection with your employment with the Company. The Amended and Restated Employment Severance Agreement, by and between you and the Company, effective November 4, 2013 (the “Prior Agreement”) will be terminated as of the Separation Date without additional cost or liability to the Company. You further acknowledge and agree that this Agreement is entered into to resolve any and all of the claims described below, including but not limited to any and all claims for wages or compensation of any type of character, all such claims being disputed in good faith.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

6.Expense Reimbursement: The Company will reimburse you for any reasonable and necessary business expenses incurred through the Separation Date, in accordance with the Company’s written policies, provided you submit a properly documented expense report by within ten (10) business days following the Separation Date. Such expense reports shall be provided in writing to the Company’s Human Resources department.

7.Return of Company Property: Within five (5) business days of the Separation Date, you must return all property of the Company in your possession or control, including all keys, cards, and badges, all computer, tablet, telephone, electronic devices, and office equipment in good working order (except for reasonable wear and tear) and with all files and software intact, and all electronically stored documents or files, physical files, and any other Company property in your possession. You understand and agree that you shall not retain in your possession or control any duplicate records or files containing confidential information of the Company, whether in electronic, paper or other format or on any storage device or network. Immediately upon request by the Company, you will provide the Company with any passwords associated with any computer, tablet, other device or any application or system used by you in the course of your employment. The Company will provide you with access to Company property, as necessary, to the extent needed for you to perform the Consulting Services; provided that you must return such Company property upon request and not later than the last day of the Consulting Period.

8.Unemployment: The Company will not contest your eligibility for unemployment insurance following the Separation Date. You acknowledge that the applicable state government authorities, and not the Company, determine your eligibility for such benefits and the amount of such benefits.

9. 401(k) Plan: You may exercise whatever options and privileges are afforded you under the Company’s 401(k) plan with respect to your account balance as of the Separation Date.

10.Cooperation: You and the Company agree to cooperate in assuring a smooth and orderly transition as we carry out this Agreement. You agree that you will not make any false or disparaging remarks about the Company, its personnel, or its products and services, including but not limited to making such comments to the press or media or posting them on any social media or any other website. Notwithstanding the foregoing, nothing in this Agreement prevents you from discussing or disclosing information about the terms and conditions of your employment or unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that you have reason to believe is unlawful.

11.Reference Checks: In responding to inquiries about you from prospective employers, the Company will disclose only your dates of employment and title, provided you refer all such inquiries to the Human Resources department.

12.General Release of All Claims: In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement.

13.Claims Included In Release: The foregoing release of claims is intended to be as broad as the law allows. The types of claims that you are releasing under this Agreement include but are not limited to the following:

A.Discrimination or harassment under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act;

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

B.Wrongful termination of employment under any State or federal law, including claims for breach of contract, breach of the implied covenant of good faith and fair dealing; or wrongful termination in violation of public policy (“whistleblower”);

C.Violation of the California Labor Code, or any applicable state or federal wage and hour laws, including claims for overtime pay, meal and rest period violations, accrued vacation, expense reimbursement, travel and meeting time, stand-by duty, business use of your personal automobile, or cleaning and maintenance of uniforms;

D.Violation of State or federal laws concerning leaves of absence, such as the Family and Medical Leave Act and the California Family Rights Act;

E.All claims related to your compensation or benefits from the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company;

F.All tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and

G.This release also includes any unknown claims that you are not aware of at this time. In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Civil Code section 1542, or any law of any state or territory of the United States which is similar or equivalent to California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You acknowledge that you may hereafter discover facts different from or in addition to those that you now know or believe to be true with respect to the claims released in this Agreement, and you agree that this Agreement shall be and remain effective in all respects notwithstanding the discovery or existence of such different or additional facts.

You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, if you sign this Agreement before the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer before the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement before the expiration of the time period.

H.Specific Release of ADEA Claims:

In further consideration of the payments and benefits provided to you under this Agreement, you irrevocably and unconditionally fully and forever waive, release, and discharge the Company from any and all claims, whether known or unknown, from the beginning of time through the date you sign this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, you acknowledge and confirm that:

(i)you have read this Agreement in its entirety and understand all of its terms;

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

(ii)by this Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Agreement;
(iii)you knowingly, freely, and voluntarily agree to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;
(iv)you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;
(v)you were given at least twenty-one (21) calendar days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-calendar day period;
(vi)you understand that you have seven (7) calendar days after signing this Agreement to revoke the release in this Paragraph by delivering notice of revocation to me by mail or email before the end of this seven-calendar day period;
(vii)this Agreement shall not become effective until the eighth (8th) calendar day after you sign, without revoking, this Agreement (“Effective Date”). No payments due to you under this Agreement shall be made or begin before the Effective Date; and
(viii)you understand that the release in this Paragraph does not apply to rights and claims that may arise after you sign this Agreement.

14.Claims Not Included In Release: The foregoing releases do not release any claims that cannot be released by law, and will not prevent you from doing any of the following to the extent allowed by law:

A.Obtaining unemployment compensation or State Disability Insurance from the State of California, or workers’ compensation through the Workers’ Compensation Appeals Board;

B.Asserting any right that is created or preserved by this Agreement, such as your right to receive the severance pay and benefits outlined above, or to continue group health coverage under COBRA;

C.Enforcing any rights you have to be indemnified by the Company in the event a claim is made against you by a third party for something you did in the course of properly carrying out your duties as an employee of the Company;

D.Challenging the validity of the release of claims in this Agreement by filing a complaint with the U.S. Equal Employment Opportunity Commission (EEOC) or similar state agency; or

E.Filing a charge with, or giving testimony or participating in any investigation conducted by the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission. However, you acknowledge that you are not entitled to any monetary damages resulting from any such actions to the extent permitted by law.

15.Insurance. For the duration of the Advisory Period, and thereafter for so long you shall be subject to any pending claim, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage relating to claims against you that arise out of the course and scope of your employment with the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by the Company for the duration of the Advisory Period, you shall be named as an insured in such a manner as to provide you the same rights and benefits as are provided to the most favorably insured of the Company’s officers by such policy.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

16.Non-Solicitation Agreement: You agree that during and for 12 months following the end of the Consulting Period, you will not directly or indirectly solicit, encourage, or induce any person to terminate that person’s employment with the Company. Notwithstanding the foregoing, this provision shall not limit or prevent the recruiting, hiring or other engagement of any person who responds to a general solicitation of employment not targeted to such person.

17.Protected Health Information: You agree to continue to maintain any and all current or prospective customer information in strict confidence to ensure that any individually identifiable protected health information (PHI) remains protected under the regulations implementing Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and other federal and state laws protecting the confidentiality of personal identifying information.

18.No Admission: You acknowledge that this is not an admission of wrongdoing or poor performance by you or the Company and shall not be used as evidence of guilt by either party. If you elect not to sign this letter, it shall become null and void, but you will still receive your final compensation and payment for unused accrued paid time off on the Separation Date.

19.No Tax Advice: You hereby acknowledge that you have obtained no tax-related advice from the Company, and that neither the Company, nor its employees, officers, directors, agents, representatives nor attorneys, have made any representation regarding the tax consequences, if any, of the payment of the amounts payable pursuant to this Agreement.

20.Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties further agree that facsimile signatures shall be deemed to be as effective and binding as original signatures hereto for all purposes.

21.General Interpretation: The terms of this Agreement have been prepared by the parties to this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

22.Complete Agreement: This Agreement and the documents referenced herein sets forth the complete agreement between you and the Company regarding the subject matter in this Agreement, and supersedes all other agreements and understandings whether oral, written or implied regarding the subject matter herein. For the avoidance of doubt, the Indemnification Agreement between you and the Company dated August 6, 2013 remains in full force and effect shall not be terminated, modified, or otherwise amended by this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. You acknowledge that no promises or inducements have been made to you, other than what is set forth in this letter, to induce you to sign this Agreement. This Agreement can be modified or amended only in a formal written contract signed by you and a duly authorized officer of the Company. In the event that you breach any material term of this Agreement, or any other existing written agreement between you and the Company, that remains uncured after ten (10) business days prior written notice, the Company (i) shall be entitled to discontinue all payments and other consideration under this Agreement; and (ii) demand immediate repayment in full of any severance benefits notwithstanding anything to the contrary in this Agreement. In the event of a lawsuit or other proceeding in which either party to this Agreement claims a breach of this Agreement, or seeks to enforce or interpret this Agreement, the prevailing party shall be entitled to an award for reasonable attorneys’ fees and costs, together with any costs and expenses, incurred in connection with such dispute. Additionally, the validity and interpretation of this Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws. The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in San Diego County, California, or the Federal District Court for the Southern District of California.

23.Knowing and Voluntary Agreement: You specifically agree and acknowledge that:

A.you have read this Agreement in its entirety and understand all of its terms;

B.by this Agreement, you have been advised to consult with an attorney before executing this Agreement and have been given at least twenty-one (21) calendar days to do so, although you may sign the Agreement sooner if desired;

C.you knowingly, freely, and voluntarily assent to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants;

D.you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

E.you are not waiving or releasing rights or claims that may arise after you sign this Agreement; and

F.you understand that the waiver and release in this Agreement is being requested in connection with your termination of employment from the Company.

24.Severability: If any provision of this Agreement is held to be unenforceable for any reason, the unenforceability shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms. Furthermore, any unenforceable provision shall be construed and limited by any court that considers the matter so as to render it reasonable and enforceable.

25.Acknowledgment of Full Understanding: YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT THE YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

If these terms are acceptable to you, please sign and date the enclosed copy of this Agreement and return it to me as set forth above by no later than November 28, 2023.

Please call me if you have any questions or comments. Thank you for your contributions to the Company and I wish you the best in your future endeavors.

Very truly yours,

/s/ TOM FOX
Tom Fox
SVP, Chief Human Resources Officer

I agree to the terms stated in this letter.

/s/ DAVID B. BERGER
David Berger

Dated: December 5, 2023

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com